Exhibit 99.1

CRISPR Therapeutics Announces FDA Regenerative Medicine Advanced Therapy (RMAT) Designation Granted to CTX110™ for the Treatment of Relapsed or Refractory CD19+ B-cell malignancies

ZUG, Switzerland and CAMBRIDGE, Mass., November 22, 2021 — CRISPR Therapeutics (Nasdaq: CRSP), a biopharmaceutical company focused on creating transformative gene-based medicines for serious diseases, today announced that the U.S. Food and Drug Administration (FDA) granted Regenerative Medicine Advanced Therapy (RMAT) designation to CTX110™, its wholly-owned allogeneic CAR-T cell therapy targeting CD19+ B-cell malignancies.

“This RMAT designation is based on the encouraging clinical data we have presented thus far, and it is an important milestone that recognizes the transformative potential of CTX110 for the treatment of hematological malignancies,” said Samarth Kulkarni, Ph.D., Chief Executive Officer of CRISPR Therapeutics. “We look forward to working closely with the FDA as we continue our efforts to bring this important new therapeutic modality to patients.”

Established under the 21st Century Cures Act, RMAT designation is a dedicated program designed to expedite the drug development and review processes for promising pipeline products, including genetic therapies. A regenerative medicine therapy is eligible for RMAT designation if it is intended to treat, modify, reverse or cure a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug or therapy has the potential to address unmet medical needs for such disease or condition. Similar to Breakthrough Therapy designation, RMAT designation provides the benefits of intensive FDA guidance on efficient drug development, including the ability for early interactions with FDA to discuss surrogate or intermediate endpoints, potential ways to support accelerated approval and satisfy post-approval requirements, potential priority review of the biologics license application (BLA) and other opportunities to expedite development and review.

About CTX110

CTX110, a wholly owned program of CRISPR Therapeutics, is a healthy donor-derived gene-edited allogeneic CAR-T investigational therapy targeting Cluster of Differentiation 19, or CD19. CTX110 is being investigated in the ongoing CARBON trial.

About CARBON

The ongoing Phase 1 single-arm, multi-center, open label clinical trial, CARBON, is designed to assess the safety and efficacy of several dose levels of CTX110 for the treatment of relapsed or refractory B-cell malignancies.

About CRISPR Therapeutics

CRISPR Therapeutics is a leading gene editing company focused on developing transformative gene-based medicines for serious diseases using its proprietary CRISPR/Cas9 platform. CRISPR/Cas9 is a revolutionary gene editing technology that allows for precise, directed changes to genomic DNA. CRISPR Therapeutics has established a portfolio of therapeutic programs across a broad range of disease areas including hemoglobinopathies, oncology, regenerative medicine and rare diseases. To accelerate and expand its efforts, CRISPR Therapeutics has established strategic partnerships with leading companies including Bayer, Vertex Pharmaceuticals and ViaCyte, Inc. CRISPR Therapeutics AG is headquartered in Zug, Switzerland, with its wholly-owned U.S. subsidiary, CRISPR Therapeutics, Inc., and R&D operations based in Cambridge, Massachusetts, and business offices in San Francisco, California and London, United Kingdom. For more information, please visit www.crisprtx.com.

CRISPR Forward-Looking Statement

This press release may contain a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements made by Dr. Kulkarni in this press release, as well as regarding CRISPR Therapeutics’ expectations about any or all of the following: (i) the status of clinical trials (including, without limitation, the expected timing of data releases) and discussions with regulatory authorities related to product candidates under development by CRISPR Therapeutics including expectations regarding the benefits of RMAT designation; and (ii) the therapeutic value, development, and commercial potential of CRISPR/Cas9 gene editing technologies and therapies. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. You are cautioned that forward-looking statements are inherently uncertain. Although CRISPR Therapeutics believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those projected or suggested in the forward-looking statements due to various risks and uncertainties. These risks and uncertainties include, among others: the potential for initial and preliminary data from any clinical trial and initial data from a limited number of patients not to be indicative of final trial results; the potential that clinical trial results may not be favorable; potential impacts due to the coronavirus pandemic, such as the timing and progress of clinical trials; that future competitive or other market factors may adversely affect the commercial potential for CRISPR Therapeutics’ product candidates; uncertainties regarding the intellectual property protection for CRISPR Therapeutics’ technology and intellectual property belonging to third parties, and the outcome of proceedings (such as an interference, an opposition or a similar proceeding) involving all or any portion of such intellectual property; and those risks and uncertainties described under the heading “Risk Factors” in CRISPR Therapeutics’ most recent annual report on Form 10-K, quarterly report on Form 10-Q and in any other subsequent filings made by CRISPR Therapeutics with the U.S. Securities and Exchange Commission, which are available on the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. CRISPR Therapeutics disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

CRISPR THERAPEUTICS® standard character mark and design logo and CTX110™ are trademarks and registered trademarks of CRISPR Therapeutics AG. All other trademarks and registered trademarks are the property of their respective owners.

Investor Contact:

Susan Kim

+1-617-307-7503

susan.kim@crisprtx.com

Media Contact:

Rachel Eides

+1-617-315-4493

rachel.eides@crisprtx.com